Exhibit 10.1

Description of Compensation Arrangements for Non-Management Directors
As of July 16, 2019

The following is a description of the current compensation arrangements for the non-management directors of Constellation Brands, Inc. The Company’s annual compensation program for non-management directors for their service as directors consists of a board cash retainer, a lead director cash retainer, chair fees, restricted stock units, non-qualified stock options, an annual product allowance, and a matching charitable contribution program.

The board cash retainer consists of an annual retainer equal to $100,000 paid in quarterly installments at the beginning of each fiscal quarter. The lead director cash retainer consists of a $25,000 annual cash retainer to be paid to the Board’s lead director, if any, payable in quarterly installments. The chair fees consist of annual fees of $20,000 for the positions of Chair of the Audit Committee and Chair of the Human Resources Committee, and $15,000 for the Chair of the Corporate Governance Committee, which are paid in quarterly installments at the beginning of each fiscal quarter.

Long-term incentive awards in the form of stock options and restricted stock units granted under the Company’s Long-Term Stock Incentive Plan are another element of non-management director compensation. As approved by the Board of Directors, each non-management director receives the following annually:

1.	A non-qualified stock option grant with a grant date fair value of $55,000 computed in accordance with FASB ASC Topic 718.

2.	A restricted stock unit award with a grant date fair value of $102,500. (Each restricted stock unit is to represent a contingent right to receive one share of the Company's Class A Common Stock.)

While the Board has the flexibility to determine at the time of each grant the vesting provisions for that grant, currently stock options vest six (6) months following the date of grant and restricted stock units vest on July 1st following the date of grant. The Long-Term Stock Incentive Plan, Amended and Restated as of July 18, 2017, is filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated July 18, 2017 and filed July 20, 2017.

Non-management directors are reimbursed for reasonable expenses incurred in connection with their attendance at Board and Committee meetings. They also receive complimentary Company products having a value of up to $5,000 and are eligible to participate in the Company's charitable matching contribution program whereby they can direct all or a portion of the Company’s charitable matching contributions not in excess of $5,000.

Members of the Board of Directors who are members of management serve without receiving any additional fees or other compensation for their service on the Board.